Exhibit 10.1

RETIREMENT AGREEMENT AND RELEASE

This Retirement Agreement and Release (“Agreement”) is entered into by and between Vertex, Inc., a Delaware corporation (the “Company”) and David DeStefano (hereinafter referred to as “you,” or “your”), concerning your retirement and separation from employment on November 10, 2025 (the “Retirement Date”).

WHEREAS, you have been employed by the Company as Chief Executive Officer and President, pursuant to an Executive Employment Agreement, made as of July 6, 2020 (“Employment Agreement”);

WHEREAS, you have notified the Company of your retirement as Chief Executive Officer and President, effective as of the Retirement Date, and the parties hereto have agreed that you will be entitled to receive the Fee set forth in paragraph 3, provided you first sign (and do not revoke) this Agreement, are otherwise in compliance with your post-termination obligations under the Employment Agreement, and you provide the Consulting Services (defined below);

NOW, THEREFORE, in consideration of the mutual covenants, agreements, and promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.                   Termination of Employment. You understand and agree that your employment with the Company and any affiliates, including any positions on any Company subsidiary boards and committees, will terminate effective the Retirement Date, and such termination shall be deemed a resignation effective the Retirement Date from each position you hold as an officer or director of the Company and any subsidiary or affiliate of the Company; provided, however, your position on the Board and any committee thereof will not end on the Retirement Date. Provided that you do not revoke this Agreement under paragraph 6(e) and you remain in compliance with paragraph 15, you will remain eligible to receive your annual bonus for 2025.

2.                   Post-Employment Consulting. You agree to provide reasonable transitional consulting services to the Company as may be reasonably requested by the Board or the Chief Executive Officer of the Company from time to time (the “Consulting Services”) during the period commencing immediately after the Retirement Date and ending on December 31, 2025 (the “Consulting Period”), unless terminated earlier in accordance with this paragraph 2. The Company may extend the Consulting Period for an additional month by giving you written notice seven (7) days prior to the end of the current Consulting Period. The Company will not extend the Consulting Period beyond March 31, 2026. The Company may, without prejudice to any right or remedy it may have due to your failure to perform your obligations under this Agreement, terminate the Consulting Period at any time effective immediately upon written notice to you with or without cause. You may terminate the Consulting Period for convenience on 15 days’ prior written notice to the Company.

3.                   Consulting Fee. During the Consulting Period, provided that you do not revoke this Agreement under paragraph 6(e) and you remain in compliance with paragraph 15, the Company agrees to pay you $235,000 for the period ending on December 31, 2025, payable in arrears, during the Consulting Period (the “Fee”). If the Consulting Period is extended beyond December 31, 2025, the Fee will be $50,000 per month. For the avoidance of doubt, you shall not be entitled to any severance payments or benefits under the Employment Agreement upon the termination of your employment or consultancy. It is hereby expressly understood and agreed by you and the Company that you shall be an independent contractor (and not an employee) during the Consulting Period, and you shall receive no Company-sponsored benefits from the Company or its affiliates either as an independent contractor or employee during the Consulting Period with respect to the Consulting Services. You acknowledge and agree that you will receive no additional payments or benefits as a result of your separation from employment or during the Consulting Period other than as set forth herein or as required by law; provided, that, for the avoidance of doubt you will continue to vest in your Restricted Stock Units previously granted to you by the Company while you provide Consulting Services and while you serve on the Board, subject to the terms of such Restricted Stock Units.

4.                   Release. In exchange for the promises herein which you acknowledge as good and valuable consideration, and except as provided in paragraph 5, you release and discharge the Company and its past, present and future parents, divisions, subsidiaries, and affiliates, predecessors, successors and assigns, and their past, present, and future officers, directors, members, partners, attorneys, employees, independent contractors, agents, clients, and representatives (“Released Parties”) from any and all actions, causes of action, debts, dues, claims and demands of every name and nature, without limitation, at law, in equity, or administrative, against the Released Parties which you may have had, now have, or may have, by reason of any matter or thing arising up to the date you execute this Agreement, including the ending of your employment. Those claims and causes of action from which you release the Released Parties include, but are not limited to, any known or unknown claim or action sounding in tort, contract, or discrimination of any kind, any claim arising under the Employment Agreement, and/or any cause of action arising under federal, state or local constitution, statute or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (“ADEA”) (including the Older Worker Benefit Protection Act (“OWBPA”)), as amended, the Americans With Disabilities Act, as amended, the Employee Retirement Income Security Act, as amended, the Family and Medical Leave Act, as amended, the Equal Pay Act, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Sarbanes Oxley Act of 2002, as amended, the Pennsylvania Human Relations Act, as amended, the Pennsylvania Equal Pay Law, as amended, the Pennsylvania Wage Payment and Collection Law, as amended, the Pennsylvania Minimum Wage Act, as amended, and any other employee-protective law of any jurisdiction that may apply, and/or any claim for attorneys’ fees or costs, whether presently accrued, accruing to, or to accrue to you on account of, arising out of, or in any way connected with any acts or activities by you or the Released Parties arising up to the date you execute this Agreement. You expressly acknowledge that no claim or cause of action against the Released Parties from the beginning of time to the date you execute this Agreement (other than as provided in paragraph 5) shall be deemed to be outside the scope of this Agreement whether mentioned herein or not. You agree that this release should be interpreted as broadly as possible to achieve your intention to waive, to the maximum extent permitted by law, any and all claims against the Released Parties. Excluded from the release set forth in this paragraph is any claim which cannot be waived as a matter of law and your right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law.

5.                   Rights and Claims Preserved. Notwithstanding the generality of paragraph 4, you do not release any claims that cannot be released as a matter of law including, without limitation, (i) your right to file for unemployment insurance benefits or any state disability insurance benefits pursuant to the terms of applicable state law; (ii) your right to file claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company; (iii) your right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board, Mine Safety and Health Administration, Securities and Exchange Commission, or other federal, state or local administrative agency charged with enforcement of any law, or any other federal, state or local government agency, or to cooperate with or participate in any investigation conducted by such agency; provided, however, that you hereby release your right to receive damages in any such proceeding brought by you or on your behalf; (iv) your right to communicate directly with the Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or similar agency, or to cooperate with or participate in any investigation by such agency; or (v) your right to make any disclosures that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, you do not need to notify or obtain the prior authorization of the Company to exercise any of the foregoing rights. Further, for the avoidance of doubt, nothing herein shall restrict you from challenging the knowing and voluntary nature of this Agreement under the ADEA, as amended by the OWBPA, before a court of competent jurisdiction or the EEOC; provided, however, nothing herein shall limit such court’s or the EEOC’s ability to offset any money awarded to you upon such a challenge by the amount of consideration received under this Agreement under paragraph 1. Further, nothing in this Agreement prohibits you from seeking or obtaining a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

6.                   OWBPA. The release in paragraph 4 of this Agreement includes a waiver of claims against the Released Parties under the ADEA and the OWBPA. Therefore, pursuant to the requirements of the ADEA and the OWBPA, you specifically acknowledge that:

a.	you are and have been advised to consult with an attorney of your choosing concerning the legal significance of this Agreement;

b.	this Agreement is written in a manner you understand;

c.	the consideration set forth in paragraph 1 of the Agreement is adequate and sufficient for your entering into this Agreement and consists of benefits to which you are not otherwise entitled;

d.	you have been afforded twenty-one (21) days to consider this Agreement before signing it, although you may sign it at any time within those 21 days, and that any changes to this Agreement subsequently agreed upon by the parties, whether material or immaterial, do not restart this period for consideration; and

e.	you have been advised that during the seven (7) day period after you sign the Agreement, you may revoke your acceptance of this Agreement by delivering written notice to Bryan Rowland at Bryan.Rowland@Vertexinc.com, and that this Agreement shall not become effective or enforceable until after the revocation period has expired.

7.                   No Admission of Wrongdoing. The Company denies any wrongdoing whatsoever in connection with its dealings with you, including but not limited to your employment and termination. It is expressly understood and agreed that nothing contained in this Agreement shall constitute or be treated as an admission of any wrongdoing or liability on the part of the Company.

8.                   Non-Disclosure. The parties understand and agree that this Agreement, and the matters discussed in negotiating its terms, are entirely confidential. It is therefore expressly understood and agreed that neither party will reveal, discuss, publish or in any way communicate any of the terms, amount or fact of this Agreement to any person, organization or other entity, with the exception of your immediate family members and professional representatives, or, with respect to the Company, with the exception of its professional representatives or as otherwise consistent with business need or necessity, or with respect to both parties, in an action to enforce the Agreement’s terms, unless required by subpoena or court order.

9.                   Non-Disparagement. You agree that you will not disparage any of the Released Parties or make or publish any communication that reflects adversely upon any of them, consistent with paragraph 2(d) of the Employment Agreement.

10.                 No Filing of Claims. You represent that you have not filed, and to the maximum extent permitted by law and except as provided in paragraph 5, you agree that you will not file, any charge, complaint, lawsuit or claim (collectively, “Claim”) with any administrative agency, federal, state or local court (collectively, “Agency”) related in any way to your employment or the separation of your employment with the Company. Except as provided in paragraph 5, you further agree that you will not accept, and will not be entitled to retain, any judgment, award, settlement or other payment or other relief resulting from, or related to, any Claim filed with any Agency related in any way to your employment with the Company or the termination of your employment. Nothing in this Agreement prevents you from filing for a state claim of unemployment compensation should you choose to do so.

11.                 No Voluntary Cooperation. Except as provided in paragraph 5, and/or unless required to do so by court order or subpoena, you agree that you will not (i) voluntarily make statements, take action, or give testimony adverse or detrimental to the interests of the Company; or (ii) aid or assist in any manner the efforts of any third party to sue or prosecute a claim against the Company. Should you ever be required to give testimony concerning any matter related to your employment with the Company, you agree to provide notice of such compulsory process to the Company’s General Counsel within two (2) business days of its receipt so that the Company may take appropriate measures to quash or otherwise defend its interests.

12.                 Cooperation with the Company. Upon request of the Company, you agree to fully cooperate with the Company and to provide information and/or testimony regarding any current or future litigation arising from actions or events occurring during your employment with the Company.

13.                 Reemployment. You agree that you will not seek reemployment with the Company or any current or future parent, subsidiary, or affiliate, except at the request of the Company.

14.                 Return of Company Property. You agree that, as a condition precedent to receiving any payment under this Agreement, you will by the Retirement Date return all property belonging to the Company, including, but not limited to, corporate credit cards; keys and access cards; documents; tapes; cell phones; computers, laptops, iPhone and other computer equipment and software; and any and all confidential and proprietary information.

15.                 Continuing Obligations. You acknowledge that you remain bound by and affirm that you will comply with all continuing obligations under the Employment Agreement, including, but not limited to, those set forth in paragraphs 6 and 7 thereof (pertaining to non-competition, non-solicitation, and confidentiality), and that such compliance is a condition of receipt of the Fee. You affirm that you have not violated the terms of the Employment Agreement during your employment with the Company.

16.                 Attorneys’ Fees and Jury Waiver. The prevailing party in an action for breach of this Agreement (except for a lawsuit covered by paragraph 5) will have its reasonable costs and attorneys’ fees paid for by the party found to have breached. You and the Company hereby waive trial by jury as to any and all litigation arising out of and/or relating to this Agreement.

17.                 Arbitration. Any dispute, controversy, or difference arising out of, or related to, this Agreement or your employment with the Company shall be resolved by binding arbitration pursuant to paragraph 10 of the Employment Agreement.

18.                 Certification of Understanding and Competence. You acknowledge and agree that (a) you have read this Agreement in its entirety; (b) you are competent to understand, and do understand, the content and effect of this Agreement; (c) by entering into this Agreement, you are releasing forever the Released Parties from any claim or liability (including claims for attorney’s fees and costs) arising from your employment with the Company; (d) you are entering this Agreement of your own free will in exchange for the consideration herein, which you agree is adequate and satisfactory; and (e) neither the Company nor the Released Parties have made any representations to you concerning the terms or effect of this Agreement, other than those contained in the Agreement.

19.                 Acknowledgments. You acknowledge and agree that (a) except for amounts due under paragraph 2(b)(v) of the Employment Agreement, you are not owed any wages by the Company for work performed, whether as wages or salary, overtime, bonuses or commissions, or for accrued but unused paid time off, and that you have been fully compensated for all hours worked; (b) you are not aware of any factual basis for a claim that the Company has defrauded the government of the United States or any state; (c) you have incurred no work related injuries; (d) you have received all family or medical leave to which you were entitled under the law; and (e) you have been and hereby are advised to consult with legal counsel of your choice prior to execution and delivery of this Agreement, and that you have done so or voluntarily elected not to do so.

20.                 Ownership of Claims. You represent and warrant that you are the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands referred to herein. You further represent and warrant that there has been no assignment or other transfer of any interest in any such matters, claims or demands which you may have against the Released Parties.

21.                 Counterparts. This Agreement may be executed in separate counterparts and by facsimile, and each such counterpart shall be deemed an original with the same effect as if all parties had signed the same document.

22.                 No Other Understandings. This Agreement, consisting of six (6) pages, together with the relevant portions of the Employment Agreement, constitutes the entire Agreement between the parties with respect to its subject matter, and is binding upon and shall inure to the benefit of the parties and their respective heirs, executors, administrators, personal or legal representatives, successors and/or assigns. This Agreement may be amended only by a written agreement signed by you and the Company.

23.                 Headings. The headings in this Agreement are for convenience only and are not to be considered a construction of the provisions hereof.

24.                 Severability and Governing Law. If any provision of this Agreement is found to be invalid, unenforceable or void for any reason, such provision shall be severed from the Agreement and shall not affect the validity or enforceability of the remaining provisions. This Agreement shall be interpreted, enforced and governed by the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of law provisions thereof.

25.                 Acceptance of Agreement. As provided in paragraph 6(d), the Company is providing you 21 days to consider whether to accept this Agreement (although you may accept it at any time within those 21 days), after which time the offer expires and is withdrawn if you have not yet accepted it. To accept the Agreement, you must sign below and send it to Bryan Rowland at Bryan.Rowland@Vertexinc.com.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year listed below.

Dated:	October 20, 2025	/s/ David DeStefano
David DeStefano

Dated:	October 20, 2025	/s/ Bryan Rowland
Bryan Rowland
Senior Vice President, General Counsel
Vertex, Inc.